Exhibit 99.1

Ironwood Gold Corp. Receives Independent 43-101 Report on Haystack Gold Property in Nevada

SCOTTSDALE, AZ, Jun. 7, 2010 (Marketwire) --

SCOTTSDALE, AZ -- (Marketwire) -- 06/07/10 -- Ironwood Gold Corp. (OTCBB: IROG) (the "Company") is pleased to announce the receipt of a National Instrument (N.I.) 43-101 compliant report undertaken by Crosby Consulting & Exploration Services regarding the Company's Haystack property. The report provides key details regarding the mineral assets and provides detailed exploratory recommendations.

The Haystack property is located approximately 70 km south-westerly from Winnemucca, on the eastern slope of the Antelope Range within Pershing County, Nevada. It includes the historic Haystack Gold Mine within 60 SOLO unpatented claims covering 1000 acres. The property was acquired by Ironwood Gold Corp. from Teck Resources Inc. via an Assignment Agreement from Kingsmere Mining Ltd.

According to the report, "there exists the potential for discovery of a significant gold deposit in the contact zone with the granitoid rocks." The report further identifies that according to R Blakestad, original discoverer of the Ft. Knox deposit in 1987: "The exploration target at the Haystack project is a Cretaceous age intrusion related gold deposit similar to Pogo (9.05 M tons @ 17.83 g/t Au; 5.18 M oz gold) or Fort Knox (143.5 M tonnes @ 0.82 g/t Au; 3.78 M oz gold), both of which are located in the Tintina Gold belt of Alaska and Yukon. Many of the geological elements supporting the occurrence of this type of deposit are manifest at the Haystack Mine property."

A review of the property geology and lithologies provide substantial support that a Ft. Knox-type mineralizing system may occur at the Haystack property. It is recommended that further exploration be conducted to ascertain whether similar tonnage and grade characteristics can be identified at Haystack.

The objective on the Haystack Gold Mine property is to define deep drilling targets that may lead to the discovery of Pogo/Ft Knox-type gold mineralization hosted in granodiorite-related quartz veins. This property has already been the subject of several concerted exploration efforts. Although these efforts were directed primarily at discovering near surface gold/silver resources, the data already collected could substantially aid in the campaign of exploring for deeper Pogo Ft Knox-type targets. It is therefore recommended that, an effort be made to obtain data from previous exploration campaigns on this property, create one comprehensive data set, refresh the grid on the claims and carry out detailed geological mapping, MMI soil geochemical and rock geochemical exploration and possibly a QPX nano-particle geochemical survey. Should this work indicate the potential presence of a more deeply occurring gold deposit, geophysics and drilling in phase 2 should then follow.

The author of the report is Russell Crosby, M.Sc, P.Geo., a qualified person under the definitions established by N.I. 43-101 and a highly experienced Mineral Geologist familiar with the region. Mr. Crosby's career has included service as a mineral geologist with Canadian Pacific, Anaconda Canada Ltd., International Nickel Company Limited, Shell Oil Company, Bedford Institute of Oceanography, and various government endeavors spanning his 40 year career.

To review a copy of the N.I. 43-101 report and additional background information regarding the Company and its projects, please visit Ironwood Gold's website at; www.ironwoodgold.com.

Additional details regarding the Company and its agreements are filed as part of the Company's continuous public disclosure as a reporting issuer under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission's ("SEC") EDGAR database. For more information visit: www.ironwoodgold.com.

ABOUT IRONWOOD GOLD CORP. (OTCBB: IROG)
Ironwood Gold Corp. is a mineral exploration and development company building a portfolio of prospective properties containing known deposits of strategic precious metals in politically stable, mining-friendly North American districts with recognized production histories. For more information: www.ironwoodgold.com.

Notice Regarding Forward-Looking Statements
This news release contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

Ironwood Gold Corp.
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Behzad Shayanfar, CEO

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Red Oak Communications, Inc.
Phone: 1-888-356-4942
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Web: www.ironwoodgold.com

Source: Marketwire (June 7, 2010 - 9:00 AM EDT)

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